Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS SECOND QUARTER EARNINGS

Earnings per share of 8 cents for second quarter with revenue growth of 20%

over the same quarter last year

LOS ALTOS, Calif. – JULY 15, 2004 – Rambus Inc. (Nasdaq: RMBS), a leading developer of chip interface products and services, today reported financial results for the second quarter of 2004. Earnings per share for the quarter were 8 cents, compared to 4 cents in the second quarter last year and 7 cents in the previous quarter. Net income for the second quarter was $8.3 million (24% of revenue), compared to $4.5 million in the second quarter last year and $8.3 million in the previous quarter. Revenue for the second quarter was $35.0 million, up 20% over the same quarter last year and up 7% from the previous quarter.

“This was a very successful quarter with record revenue,” said Geoff Tate, chief executive officer of Rambus. “We are delighted with the new Cadence relationship announced today which strengthens our serial link portfolio and gives us the opportunity to reach many new potential customers. Earlier in the quarter, we announced the addition of DDR and DDR2 interfaces to our technology portfolio. Also, our long-standing relationship with Elpida now includes an extended and expanded patent license into 2008 for DDR, DDR2 and FB-DIMM memory types.”

Second quarter results reflected $5.3 million in contract revenues, up 43% over the same period last year and up 5% from the previous quarter. This increase in contract revenues over the same period last year primarily reflects revenues from contracts signed in 2003 for our XDR memory interface and Redwood interface technologies. Second quarter results include $29.6 million in royalties, up 16% over the same period last year and up 8% from the previous quarter.

Total costs and expenses were $24.4 million compared with $23.9 million in the second quarter last year and $23.9 million last quarter. This 2% increase in costs and expenses was primarily attributable to a $0.6 million increase in litigation expense.

Cash, cash equivalents and marketable securities decreased $8 million to $232 million since March 31, 2004. This decrease resulted from common stock repurchases of $14 million which were partially offset by operating cash flow of $6 million.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. PDT today. Please log-on early if you do not already have the necessary software to listen to the call.

The conference call replay number is 800-642-1687 and the ID number is 8505606. For international callers, the number is 706-645-9291. The replay will be available on our website beginning at 5:00 p.m. PDT today.

About Rambus

Rambus is one of the world’s leading providers of advanced chip-to-chip interface products and services. Since its founding in 1990, the Company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in North Carolina, Taiwan and Japan. Additional information is available at www.rambus.com.

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including our CEO’s statements contained herein regarding the strengthening of the Company’s intellectual property portfolio and the potential benefits of certain strategic and customer relationships. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are the uncertainty of realizing any benefits from our new relationship with Cadence or the broadening of our intellectual property portfolio. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs.

RAMBUS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2004	2004	2003	2004	2003
Revenues:
Contract revenues	$5,349	$5,079	$3,743	$10,428	$7,010
Royalties	29,616	27,462	25,452	57,078	50,264

Total revenues	34,965	32,541	29,195	67,506	57,274

Costs and expenses:
Cost of contract revenues	4,957	5,234	3,348	10,191	6,558
Research and development	7,929	7,427	8,136	15,356	15,403
Marketing, general & administrative	6,724	7,030	6,006	13,754	12,060
Litigation expense	4,747	4,178	6,368	8,925	13,445

Total costs and expenses	24,357	23,869	23,858	48,226	47,466

Operating income	10,608	8,672	5,337	19,280	9,808
Interest and other income, net	2,199	4,104	1,321	6,303	4,305

Income before income taxes	12,807	12,776	6,658	25,583	14,113
Provision for income taxes	4,483	4,471	2,130	8,954	4,516

Net income	$8,324	$8,305	$4,528	$16,629	$9,597

Net income per share – basic	$0.08	$0.08	$0.05	$0.16	$0.10

Net income per share – diluted	$0.08	$0.07	$0.04	$0.15	$0.09

Shares used in per share calculations:
Basic	102,500	100,966	97,414	101,733	97,286
Diluted	109,850	111,198	105,498	110,560	104,652

RAMBUS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	March 31,	December 31,
	2004	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$42,967	$63,084	$42,005
Marketable securities	43,042	47,430	24,777
Accounts receivable	454	790	10,263
Prepaid and deferred taxes	12,370	12,731	12,890
Prepaids and other current assets	6,861	4,850	5,652

Total current assets	105,694	128,885	95,587

Property and equipment, net	13,121	10,610	10,965
Marketable securities, long-term	145,705	128,843	121,756
Restricted investments	5,081	5,094	4,576
Deferred taxes, long-term	59,811	61,473	43,557
Purchased intangible assets, net	12,522	12,852	13,184
Other assets	1,179	1,729	3,461

Total assets	$343,113	$349,486	$293,086

Total cash, cash equivalents and marketable securities	$231,714	$239,357	$188,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$13,251	$11,685	$10,804
Deferred revenue	23,320	24,510	24,180

Total current liabilities	36,571	36,195	34,984
Deferred revenue, less current portion	11,134	16,113	18,022

Total liabilities	47,705	52,308	53,006

Stockholders’ equity:
Common Stock	102	102	99
Additional paid-in capital	318,361	326,708	278,187
Accumulated other comprehensive gain	(1,277)	470	201
Accumulated deficit	(21,778)	(30,102)	(38,407)

Total stockholders’ equity	295,408	297,178	240,080

Total liabilities and stockholders’ equity	$343,113	$349,486	$293,086